NEWS RELEASE

EVEREST RE GROUP, LTD.
Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact:  Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Everest Re Group Provides Preliminary Second Quarter Catastrophe Loss Estimates

HAMILTON, Bermuda – July 6, 2011 -- Everest Re Group, Ltd. (NYSE: RE) announced today that it expects to incur net catastrophe losses of $80 million, after reinstatement premiums and taxes. This estimate is based on an effective tax rate of 20%.

Joseph V. Taranto, Chairman and Chief Executive Officer, stated, “Despite these losses, we expect to have an underwriting profit in the quarter and a solid increase in our already strong capital position.”

This estimate provides for events that occurred during the second quarter, primarily the severe weather that impacted large areas within the U.S. during April and May and the wildfires in Alberta, Canada. In addition, the estimate reflects updated loss provisions for the first quarter catastrophe losses. The Company currently anticipates that losses related to the most recent New Zealand earthquake will be less than $10 million and therefore would not be reported as part of its current catastrophe loss provision. Events with expected losses below this threshold are included as part of the Company’s attritional losses.

The Company’s loss estimate is based on a combination of modeled information, industry loss assessments, underwriter analysis, client discussions, and a profile of exposed limits within the affected region. Actual losses could differ, perhaps materially, from these estimates due to the inherent uncertainties in making these determinations.

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws.  We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company.  These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest Reinsurance Company (Ireland), Limited provides reinsurance to non-life insurers in Europe. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Everest Insurance Company of Canada provides property and casualty insurance to policyholders in Canada. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.